Exhibit 10.12

June 3, 2020

Trevor Milton

Re:         Executive Employment Arrangement

Dear Trevor:

This Agreement will amend and restate your existing Employment Agreement with Nikola Corporation (the “Company”), dated as of July 13, 2016, effective as of the close of the business combination contemplated by the Business Combination Agreement, dated as of March 2, 2020 (the “Merger Agreement”) by and among VectoIQ Acquisition Corp., VCTIQ Merger Sub Corp., and the Company (the “Effective Date”). On behalf of the Company, I am pleased to offer you the position of Executive Chairman of the Board of Nikola Corporation.

You will report to the Company’s Board of Directors (the “Board”) and your responsibilities will include such employment duties as are usual and customary for this position including presiding over all meetings of the Company’s stockholders and at all meetings of its Board. The Executive Chairman shall also have supervisory powers over and management authority for the Company’s Chief Executive Officer (“CEO”), and shall have all other powers commonly incident to such position or which are from time to time delegated to him by the Board. At the Company’s request, you shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with expectations for your position.

The terms of your employment are as follows:

Employment Period. Your employment shall continue indefinitely until terminated in accordance with the terms of this Agreement. Notwithstanding the foregoing, your employment is terminable at will by the Company or by you at any time (for any reason or for no reason), subject to the termination provisions of this Agreement.

Annual Salary. You have indicated your interest in declining any salary in excess of $1 per year, without regard to Arizona’s minimum wage. Accordingly, for purposes of this Agreement and due to your request, your annual salary will be $1, paid bi-weekly less payroll deductions and all required withholdings. Your signature on this Agreement confirms your election.

Annual Bonus. You have indicated your interest in declining participation in any annual cash bonus program provided by the Company, without regard to your eligibility in any such program. Your signature on this Agreement confirms your election.

Stock Awards. You will be eligible to receive stock awards under the Company’s equity incentive plan as in effect from time to time (the “Plan”). Subject to Board approval, you will be granted an annual time-vested stock award (a “Time-Vested Award”) and a performance-based stock award (a “Performance Award”) as soon as administratively practicable following the Effective Date and the effective registration of the securities under the Plan on Form S-8 (the “Grant Date”). The Company shall file the Form S-8 for the Plan with the Securities and Exchange Commission no later than sixty-five (65) days following the Effective Date. These awards are designed to reward you for significantly increasing the value of the Company’s stock over time.

Each Time-Vested Award that you are eligible to receive will consist of restricted stock units for shares of the Company’s common stock having a value on the Grant Date of not less than $6,000,000. These awards provide immediate and ongoing retention value over time, with the vesting restrictions on the underlying shares lapsing on the third anniversary of their respective dates of grant (or, in the case of your first Time-Vested Award, the third anniversary of the Effective Date) subject to your continued employment. The number of shares associated with the first Time-Vested Award will be determined based upon a stock price of $10.00 as contemplated per the Merger Agreement. Subsequent Time-Vested Awards would be granted annually, typically concurrent with stock awards to other employees in the first quarter, with the number of shares determined based upon the Company’s closing stock price on the date of grant.

The Performance Award will consist of 4,859,000 restricted stock units that can be earned upon the achievement of pre-established “stretch” share of stock price milestones described in the table below and your continued employment through the third anniversary of the Effective Date. Each share of stock price milestone represents an incremental increase of $6 billion in the market capitalization of the Company and unlocks a tranche of the total shares granted. This tiered performance structure ensures shareholders receive an incremental return on their investment prior to you earning the associated incremental shares. Any and all shares that are earned upon the achievement (defined as the Company’s share of stock price trading at or above the milestone for at least 20 consecutive trading days) of the three stock price milestones during the period beginning on the date the Resale Shelf Registration Statement (as defined in Exhibit A to the Merger Agreement, and which registration statement is required to be filed within 45 days of the Effective Date) is declared effective by the SEC and ending on the third anniversary of the Effective Date (the “Performance Period”) will be delivered, free of vesting restrictions, following certification by the Board within 30 days following the final day of the Performance Period.

The general structure of the Performance Award is illustrated below, assuming a stock price of $10.00 on the grant date. The specific share price milestones will be approved on the date of grant and included in the associated award document.

Share Price Milestone	Market Capitalization at Price	Incremental Performance Shares Earned at Share Price Milestone
Below $25.00	Below $10 billion	0
$25.00	$10 billion	1,069,000
$40.00	$16 billion	1,603,000
$55.00 or Above	$22+ billion	2,187,000

In the event of a Change in Control (as defined in the Plan), the achievement of share of stock price milestones under your Performance Award will be based on the Company’s performance through the closing of such Change in Control. The amount of the Performance Award that would have been earned based on this measurement will be converted to time-vested restricted stock units immediately prior to such Change in Control (the “Converted Awards”). If the Converted Awards are assumed, substituted or otherwise continued by the successor corporation (or a parent or subsidiary thereof), all vesting restrictions applicable to the Converted Awards will lapse on the earlier of (i) the final day of the Performance Period subject to your continued employment with the successor corporation (or a parent or subsidiary thereof) through such date, at which time such Converted Awards will be settled, and (ii) subject to your compliance with the Severance Conditions (as defined below), the date of your Involuntary Termination of employment with the successor corporation (or a parent or subsidiary thereof). All Time-Vested Awards and Converted Awards that are not assumed, substituted or otherwise continued by the successor corporation (or a parent or subsidiary thereof) will fully vest and will be settled immediately prior to the consummation of such Change in Control.

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

The terms and conditions of each Time-Vested Award and the Performance Award will be set forth in separate award agreements in forms prescribed by the Company (each, an “Award Agreement”), and all shares underlying the respective awards will contain the right to receive dividend equivalents, if any, subject to the same vesting conditions as the shares underlying the stock awards. The stock awards shall be governed in all respects by the terms and conditions of the Plan and the applicable Award Agreement.

Benefits. You (and your spouse and/or eligible dependents to the extent provided in the applicable plans and programs) are eligible to participate in and be covered under the health, welfare and financial benefit plans and programs maintained by the Company for the benefit of its employees, pursuant to the terms of such plans, on the same terms and conditions as those applicable to similarly situated executives. Detailed descriptions of the Company’s benefit plans are available and will be provided to you upon request. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may modify or terminate any benefits plan or program from time to time in its sole discretion.

Expenses. You are entitled to receive prompt reimbursement for all reasonable business expenses incurred in connection with the performance of your duties in accordance with the policies, practices and procedures of the Company. Such reimbursements will be made no later than March 15th of the year following the year in which such expenses were incurred, subject to your submission of receipts and documentation in accordance with the Company’s policies and procedures.

Vacation. You are entitled to paid vacation in accordance with the policies, practices and procedures of the Company.

Indemnification/Legal Fees. The Company agrees that you will be entitled to the same indemnification rights as the Company grants to other directors of the Company to the fullest extent permitted by Delaware corporate law. The Company will maintain a directors and officers liability policy covering you with coverage comparable or equal to that provided to other directors and officers of the Company. In the event of any dispute over your entitlement to payments or benefits hereunder, the Company shall advance you an amount equal to your monthly legal fees incurred in connection with such dispute until there is a final non-appealable decision by a court that you are not entitled to such payment or benefit.

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

Termination of Employment. In the event of an Involuntary Termination of your employment at any time:

•	You will enter into a Separation and Consulting Agreement which will provide that, effective as of the date of your termination of employment (the “Termination Date”), your status as an employee of the Company shall terminate and the Company shall engage you as a non-employee consultant for the period commencing on the Termination Date and ending on the second anniversary of the Termination Date (the “Consulting Period”). As a consultant, you shall provide services to the Company as assigned by the Board, working from your office located at your residence unless reasonably requested by the Company to travel or appear at the Company’s offices at such times as mutually agreeable to you and the Company. As consideration for services rendered and/or your continuing agreement to remain available for assignments on an “on-call” basis, the Company shall pay you $10 million on each of the first and second anniversaries of the Termination Date. During the Consulting Period you shall be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership or joint venture. You shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company, except as may be elected pursuant to COBRA.

•	Subject to (i) your execution of a general release of claims in favor of the Company in substantially the form attached as Exhibit A (the “Release”) and with customary carve outs for continued indemnification, rights to enforce the Release and mutual non-disparagement, (ii) your non-revocation of the Release and it becoming effective within sixty (60) days following your Termination Date, and (iii) your faithful observance of the terms of such Release (such conditions, the “Severance Conditions”), you shall be entitled to the following severance benefits (the “Severance Benefits”):

o	Equity and Equity-Based Awards. All outstanding restricted stock awards, stock options, and restricted stock units, including all restricted stock units subject to your Performance Award and all Converted Awards, as applicable, will immediately vest in full. Unexercised stock options will remain exercisable for earlier of (i) three years following your Termination Date or (ii) remaining option term. The settlement of the restricted stock units subject to your Performance Award (other than Converted Awards) that are subject to accelerated vesting pursuant to this provision will occur on the later of (i) the final day of the Performance Period (or if earlier, the closing of a Change in Control) or (ii) the effective date of the Release, in all cases subject to compliance with Section 409A of the Code. The settlement of all Converted Awards will occur on the effective date of the Release, subject to compliance with Section 409A of the Code.

o	Benefits Continuation. The Company will pay to you a cash lump sum equal in value to 18 months of COBRA benefits coverage, less applicable withholding, on the effective date of the Release.

For the avoidance of doubt, if you independently and unilaterally decide to end your employment at the Company without Good Reason, or if you are terminated for Cause, or if your employment is terminated due to your Death or Disability, you will not be entitled to enter into the Separation and Consulting Agreement or receive any Severance Benefits.

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice, subject to the consulting and other benefits described herein. Your employment at-will status can only be modified in a written agreement signed by you and by an authorized officer of the Company.

Section 409A. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including any Severance Benefits, stock awards, consulting payments or other benefits payable due to termination, shall be paid to you during the six-month period following termination if the Company determines that paying such amounts would be a prohibited distribution under Section 409A of the Code. If the payment of any such amounts is so delayed, then on the first day of the seventh month following termination (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution) the Company shall pay to you a lump-sum amount equal to the cumulative amount that would have otherwise been payable during such period. In addition, to the extent required in order to comply with Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment of such amounts due pursuant to your termination shall be due until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each such amount which constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A. If the period during which you have discretion to execute or revoke the Release straddles two calendar years, then the Company will make the payment of amounts that are subject to Section 409A and contingent on the effectiveness of such Release starting in the second of such years regardless of which year you actually deliver the Release. You may not, directly or indirectly, designate the calendar year of payment of any amounts subject to Section 409A.

The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith

Work Product. As a condition of employment, you will be expected to abide by Company rules and policies and sign and comply with the Employee Proprietary Information and Inventions Assignment Agreement (PIIA), attached as Exhibit B to this Agreement, which prohibits unauthorized use or disclosure of Company proprietary information.

Confidentiality. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. You represent further that you have the ability to perform the essential functions of your job with or without reasonable accommodations.

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

This Agreement, together with its attached exhibits, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an authorized officer of the Company and by you.

Successors/Assigns. The Company shall assign this Agreement to any successor to all or substantially all of the business and assets of the Company and the Company shall require successor to expressly assume and agree to in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Governing Law. The terms of this Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Arizona, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in State of Arizona (or in the event of exclusive federal jurisdiction, the courts of the District of Arizona in connection with any Dispute or any claim related to any Dispute).

Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this Agreement regarding arbitration) will be resolved through binding arbitration in Maricopa County, Arizona under the rules of the American Arbitration Association and the Arbitration Rules set forth in Arizona Rules of Civil Procedure. Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

Please sign and date this Agreement if you wish to accept employment at the Company under the terms described above and return it, along with the signed PIIA, to joe.pike@nikolamotor.com. For the purposes of this Agreement and the PIIA, a facsimile or electronic signature shall serve as an original.

Certain Definitions. Defined terms in this Agreement are as follows:

Involuntary Termination. Involuntary Termination shall mean a termination of employment by the Company without Cause or by you with Good Reason.

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

Good Reason. Good Reason shall mean a resignation by the employee as a result of (i) an adverse change in title, authorities, duties or responsibilities that diminishes employee's position; (ii) a change in the employee's reporting relationship such that he is no longer reporting to the Company's Board or that the supervisory powers over and management authority for the Company’s CEO ceases; (iii) a material reduction in the employee's base salary; (iv) a material breach by the Company of any of its obligations under this Agreement or any other written agreement between the Company and the employee; or (v) any failure to nominate or elect employee as Executive Chairman and director of the Company. A resignation for Good Reason will not be deemed to have occurred unless employee gives the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice and employee resigns within thirty (30) days thereafter.

Cause. Cause shall mean any of the following as determined by a two-thirds majority of the Company’s Board (excluding the employee): (i) employee's willful and intentional failure to follow the lawful instructions of the Company's Board consistent with employee's title following written notice of any alleged failure and 30 days to cure such failure; (ii) employee's willful and intentional violation of any written Company policy that has been provided to the employee that results in material and demonstrable harm to the Company; (iii) employee's commission of any act of fraud, embezzlement or any other misconduct that has caused or is reasonably expected to result in material and demonstrable injury to the Company; (iv) employee's willful and intentional breach of any of his obligations under any written agreement or covenant with the Company; or (v) employee willfully and intentionally acts in any way that materially and demonstrably harms the Company's reputation. The Company may not terminate employee for Cause unless: (i) no fewer than 30 days prior to the date of termination, the Company provides employee with written notice (the “Notice of Consideration”) of its intent to consider termination of employee’s employment with the Company for Cause, including a detailed description of the specific reasons which form the basis for such consideration; (ii) after providing the Notice of Consideration, the Board may, by an affirmative vote of a two-thirds of its members (excluding the employee), suspend the employee with pay until a final determination of whether “Cause” exists; (iii) on a date designated in the Notice of Consideration, which shall be at least 30 days following the date the Notice of Consideration was provided, the employee shall have the opportunity to appear before the Board, with his own legal counsel to present arguments and evidence on employee’s behalf; and (iv) following the presentation to the Board as provided for in clause (iii) or the employee’s failure to appear before the Board at the time and place set forth in the Notice of Consideration, the employee may be terminated by the Board only if two-thirds of its members (excluding the employee), determines that the actions or inactions of the employee set forth in the Notice of Consideration occurred, that such actions constitute Cause and that the employee’s employment should be terminated for Cause. Cause shall not include any one or more of the following: (i) bad judgment, (ii) negligence, (iii) any act or omission that employee believed in good faith to have been in or not opposed to the interest of the Company or (iv) any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least three (3) months.

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www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

I am delighted to confirm the terms of this offer to you on behalf of the Company. We look forward to your favorable reply and to building a successful Company together.

Sincerely,

Nikola Corporation

By:	/s/ Mark Russell

Name:	Mark Russell

Its:	CEO

Accepted:

/s/ Trevor Milton	June 3, 2020
Trevor Milton	Date

Attachments:     Exhibit A – Form Severance Agreement and Release

    Exhibit B – Employee Proprietary Information and Inventions Assignment Agreement

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

EXHIBIT A

Severance Agreement and Release

I. Release of Claims. In exchange for receipt of the severance benefits (the “Severance Benefits”) described in <insert name>’s (“Executive”) Employment Agreement dated [ ], 2020 (the “Employment Agreement”), Executive hereby releases and discharges and covenants not to sue Nikola Corporation (the “Company”), its subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as each of its and their assignees, successors, directors, officers, stockholders, partners, representatives, insurers, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with events, acts, conduct, or omissions occurring at any time prior to and including the date Executive signs this release, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based awards and/or dividend equivalents thereon, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this release, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or any other federal, state or local law, regulation, constitution, ordinance or common law (collectively, the “Claims”). Notwithstanding the above, however, Executive is not releasing (1) any claims that cannot be waived under applicable state or federal law, (2) rights Executive may have to indemnification (including, without limitation, under the Executive’s indemnification agreement with the Company, the Company’s by-laws, the Company’s D&O insurance and otherwise), (3) vested rights or benefits under Executive’s 401k or other plans, or (4) Executive’s workers’ compensation rights and, provided further, that nothing in this Agreement shall prevent Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or Department of Labor. In addition, nothing in this release shall prevent Executive from challenging its validity in a legal or administrative proceeding.

II. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this release, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this release. Executive further expressly acknowledges and agrees that:

A. In return for this release, the Executive will receive consideration beyond that which Executive was already entitled to receive before entering into this Release;

B. Executive is hereby advised in writing by this release to consult with an attorney before signing this release;

C. Executive was given a copy of this release on [____________] and informed that Executive had twenty-one (21) days within which to consider the release and that if Executive executes this release prior to the expiration of such 21-day period, Executive acknowledges that Executive will have done so voluntarily and knowing that Executive is waiving Executive’s right to have 21 days to consider this release;

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

D. Nothing in this release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

E. Executive was informed that Executive has seven (7) days following the date of execution of this release in which to revoke it, and this release will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period.

III. Company Release of Executive. Company, on its own behalf and on behalf of its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as each of its and their assignees, successors, directors, officers, stockholders, partners, representatives, insurers, attorneys, agents or employees, past or present, or any of them (individually and collectively), hereby releases Executive from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with events, acts, conduct, or omissions occurring at any time prior to and including the date Company signs this release; provided, however, that such release shall not include claims for fraud, securities laws violations or intentional criminal acts.

IV. Extension of Restrictive Covenants. In exchange for receipt of the Severance Benefits described in the Employment Agreement, the duration of the restrictive covenants included in Section 4(g) (Nonsolicitation of Employees/Contractors), Section 4(h) (No Hire), Section 4(i) (Nonsolicitation of Customers) and Section 4(j) (Noncompete Provision) of Executive’s Employee Proprietary Information and Inventions Assignment Agreement (“PIIA”) will increase from one (1) year to two (2) years following the date of Executive’s termination of employment.

V. Non-Disparagement. Executive will refrain from making any defamatory or disparaging statements about the Company, its board of directors, officers, management, practices, procedures, or business operations to any person or entity. Nothing in this paragraph shall prohibit Executive from providing truthful information in response to a subpoena or other legal or regulatory process. The foregoing requirement under this paragraph will not apply to any statements that Executive makes in response to any defamatory or disparaging statements made by the Company (in its formal public statements), its executive officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the reasonable, good faith judgment of Executive, true and extend no further than addressing such statements by the Company.

VI. Forfeiture of Severance Benefits. Executive acknowledges and agrees that any material breach of this Agreement, the Employment Agreement, or the PIIA, including any of the restrictive covenants set forth therein, shall entitle the Company immediately to recover and/or cease providing the Severance Benefits, except as provided by law. All other provisions of this Agreement, the Employment Agreement, and the PIIA shall remain in full force and effect.

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040

VII. Waiver of Unknown Claims. Executive and Company understand and agree that the claims released above include not only claims presently known to Executive and Company, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims described herein. Executive and Company understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected their decisions to execute this release, but Executive and Company nevertheless hereby waive any claims or rights based on different or additional facts.

“EXECUTIVE”	“COMPANY”

NIKOLA CORPORATION

By:
<Name>
Name:
Date:
Title:

Date:

www.nikolamotor.com | 4141 E Broadway Rd | Phoenix | AZ | 85040